Exhibit 99.1

West Corporation	AT THE COMPANY:
11808 Miracle Hills Drive	Carol Padon
Omaha, NE 68154	Investor Relations
(402) 963-1500

                  West Corporation Announces Second Quarter Results

                  Conferencing Services Drive Revenue and Earnings Growth

OMAHA, NE, July 21, 2004 — West Corporation (NASDAQ: WSTC), a leading provider of outsourced communication solutions, today announced results for the quarter ended June 30, 2004.

Financial Summary (unaudited)

(In thousands, except per share amounts and percentages)

	Three Months Ended			Six Months Ended
	June 30			June 30
	2004	2003	Percent Change	2004	2003	Percent Change
Revenue	$283,684	$237,559	19.4%	$573,052	$453,745	26.3%
Operating income	$42,998	$33,490	28.4%	$87,737	$65,397	34.2%
Net income	$26,755	$20,861	28.3%	$54,182	$40,956	32.3%
Earnings per share (basic)	$0.40	$0.31		$0.80	$0.62
Earnings per share (diluted)	$0.39	$0.30		$0.79	$0.60

“Our results this quarter reflect the continued strength of West’s business,” noted Thomas B. Barker, Chief Executive Officer. “The Communication Services division performed well during the quarter, while our Conferencing business produced the growth in revenue and profits we anticipated. Our integration plans have been successful, and we remain on track to meet our 2004 financial projections.”

Operating Results

Consolidated revenue for the second quarter of 2004 increased 19.4% to $283.7 million from $237.6 million in the same quarter last year. The company reported consolidated operating income of $43.0 million for the quarter, 28.4% higher than $33.5 million in the second quarter of 2003. Consolidated net income for the second quarter of 2004 was $26.8 million, a 28.3% increase when compared to net income of $20.9 million in last year’s second quarter. This translated into diluted earnings per share of $0.39, higher than $0.30 earned in the same period of 2003.

Revenues for the six months ended on June 30, 2004 also increased significantly from $453.7 million to $573.1 million, a 26.3% increase. During the same six-month period, the company reported operating income of $87.7 million, 34.2% higher than $65.4 million in the comparable period of 2003. Net income rose 32.3% to $54.2 million in the first half of this year, from $41.0 million in the first half of 2003.

Margins

The company reported consolidated operating income as a percentage of revenue of 15.2% in the second quarter of 2004, up from 14.1% in the comparable quarter last year. During the first six months of 2004, operating income as a percentage of revenues was 15.3%, compared to 14.4% for the six months ended June 30, 2003. The improved operating income margins are a result of the full quarter of activity from the InterCall acquisition and management’s control of SG&A expense.

Balance Sheet

At the end of the second quarter 2004, West Corporation maintained a solid current ratio of 1.82 to 1. At June 30, 2004, the company had cash and cash equivalents totaling $32.6 million, up from $25.6 million at the end of 2003. Additionally, West continues to have $250 million of cash available from its revolving line of credit.

“Once again we produced strong cash flow from operations, totaling $31.1 million during the quarter, compared to $14.2 million during the same period of last year,” commented Paul Mendlik, Chief Financial Officer of West. “This allowed us to prepay $22.5 million of long-term debt and we improved our working capital to $100.4 million at June 30, 2004, compared to $77.6 million at March 31, 2004.”

Conference Call

The company will hold a conference call to discuss earnings on July 22nd at 10:00 AM Central Time. Investors may access the call by visiting the Investor Relations section of the West Corporation website at www.west.com and clicking on the Live Webcast icon. If you are unable to participate during the live webcast, a replay of the call will also be available on the website.

About West Corporation

West Corporation is a leading provider of outsourced communication solutions to many of the world’s largest companies. The company helps its clients communicate effectively, maximize the value of their customer relationships and drive greater revenue from each transaction. West’s integrated suite of customized solutions includes customer acquisition, customer care and retention services, interactive voice response services, conferencing and accounts receivable management services.

Founded in 1986 and headquartered in Omaha, Nebraska, West has a team of approximately 25,000 employees based in North America, Europe and Asia.

For more information, please visit www.west.com.

This news release contains forward looking statements within the meaning of the Federal Securities laws. You can identify forward looking statements by the use of such words as “will,” “expect,” “plans,” “believes,” “estimates,” “intend,” “continue,” or the negative of such terms, or other comparable terminology. Forward looking statements also include the assumptions underlying or relating to any of the foregoing statements. For example, the statement of our progress against our 2004 financial projections is a forward looking statement.

Our results could differ materially from the expectations expressed in these statements. Further information regarding the factors that could cause actual results to differ from expected projected results as well as other risks can be found in documents filed by the company with the United States Securities and Exchange Commissions (the “SEC”) including but not limited to our annual reports on Form 10K for the year ended December 31, 2003, and subsequently filed reports. We assume no obligation to update these forward looking statements.

WEST CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited, in thousands except per share and selected operating data)

	Three Months Ended June 30,		%	Six Months Ended June 30,		%
	2004	2003	Change	2004	2003	Change
Revenue	$283,684	$237,559	19.4%	$573,052	$453,745	26.3%
Cost of services	123,550	106,224	16.3%	249,484	209,486	19.1%
Selling, general and administrative expenses	117,136	97,845	19.7%	235,831	178,862	31.9%

Operating income	42,998	33,490	28.4%	87,737	65,397	34.2%
Other income (expense), net	(636)	(662)	-3.9%	(1,909)	(206)	826.7%

Income before tax	42,362	32,828	29.0%	85,828	65,191	31.7%
Income tax expense	15,607	11,967	30.4%	31,646	24,070	31.5%
Minority Interest	—	—		—	165

Net income	$26,755	$20,861	28.3%	$54,182	$40,956	32.3%

Earnings per share:
Basic	$0.40	$0.31		$0.80	$0.62
Diluted	$0.39	$0.30		$0.79	$0.60
Weighted average common shares outstanding:
Basic	67,406	66,569		67,356	66,431
Diluted	69,014	69,017		69,010	68,317
SELECTED OPERATING DATA:
Revenue:
Communication Services	206,910	203,721		421,118	419,907
Conferencing	76,774	33,838		151,934	33,838

Total	283,684	237,559		573,052	453,745

Operating Income:
Communication Services	24,685	26,132		52,656	58,039
Conferencing	18,313	7,358		35,081	7,358

Total	42,998	33,490		87,737	65,397

Operating Margin:
Communication Services	11.9%	12.8%		12.5%	13.8%
Conferencing	23.9%	21.7%		23.1%	21.7%

Total	15.2%	14.1%		15.3%	14.4%

Number of Communication Services workstations (end of period)	14,007	14,161		14,007	14,161
Number of Communication Services ports (end of period)	135,478	150,908		135,478	150,908

	Condensed Balance Sheet
	(unaudited in thousands)
	June 30,	December 31,	%
	2004	2003	Change
Current assets:
Cash and short-term investments	$32,574	$25,563	27.4%
Trade accounts receivable, net	161,363	153,428	5.2%
Other current assets	28,874	23,423	23.3%

Total current assets	222,811	202,414	10.1%
Net property and equipment	217,200	234,650	-7.4%
Goodwill	462,254	452,848	2.1%
Other assets	111,926	125,951	-11.1%

Total assets	$1,014,191	$1,015,863	-0.2%

Current liabilities	$122,409	$121,621	0.6%
Long Term Obligations	115,000	169,500	-32.2%
Other liabilities & minority interest	62,832	68,504	-8.3%
Stockholders’ equity	713,950	656,238	8.8%

Total liabilities and stockholders’ equity	$1,014,191	$1,015,863	-0.2%